Exhibit 10.7

	PURCHASE AND SALE AGREEMENT - Farmingdale Facility




	This Purchase and Sale Agreement (this "Agreement") made as of the 17th day of April, 1996, between Noodle Kidoodle, Inc., a Delaware corporation, as successor by merger to Noodle Kidoodle, Inc. f/k/a/ Greenman Bros., Inc., (a New York corporation), having an office at 105 Price Parkway, Farmingdale, New York 11735 ("Seller"), and Reckson Operating Partnership, L.P., a New York partnership, having an office at 225 Broadhollow Road, Melville,
New York 11747    ("Purchaser").


RECITALS:

	1.	Sale and Purchase.  Seller shall sell and Purchaser shall
purchase, subject to the terms and conditions herein, that certain parcel of land more particularly described on Schedule A attached hereto and made a part hereof, located at 105 Price
Parkway, Farmingdale, New York 11735, together with all the improvements thereon including:

		(i)	Seller's interest in all buildings, building fixtures
 (including all mechanical, electrical, heating and plumbing systems owned by Seller located on the subject premises and used in connection with the operation thereof), utilities and other improvements existing thereon, excluding, however, all personal property of the Seller including, without limitations, all equipment, furniture and furnishings.

		(ii)	Seller's right, title and interest, if any, in and
to: any strips or gores of land adjoining the subject premises;
any land lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining the subject premises, to the center line thereof; any condemnation award made or to be make in lieu thereof and any unpaid award for damage to the subject premises by reason of change of grade of any street.
Seller will, upon demand, execute and deliver to Purchaser at the Closing, all proper instruments for the conveyance of such right, title and interest and for the assignment and collection of any such awards, if applicable; and

		(iii)	Seller's interest, if any, in all easements, rights
of way or uses, privileges, licenses, appurtenances and rights belonging or appertaining to the subject premises.

The foregoing property to be conveyed to Purchaser is hereinafter referred to collectively as the "Premises".

	2. Purchase Price. The purchase price payable by Purchaser to Seller for the Premises (the "Purchase Price") shall be Eight
Million Three Hundred Five Thousand Dollars ($8,305,000) payable as follows:

		(a)	$700,000 shall be paid contemporaneously with the
execution of this Agreement (the "Deposit"), such Deposit to be paid to and held in escrow pursuant to Section 3 hereof by First
American Title Insurance Company, the Purchaser's title company,
(hereinafter "First American" or the "Escrowee");

				(b) 	On the date of the closing of this sale (the
"Closing"), the Purchaser shall pay by bank or certified check drawn on a member bank of the New York Clearing House, or by wire transfer of Federal Funds, the sum of $7,605,000.00 to Seller or
its designee(s) subject to adjustment as provided herein.

	3.	Escrow.  (a) The Deposit shall be paid by bank or
certified check drawn to the order of and delivered to Escrowee,
to hold in escrow.    Escrowee shall deposit the Deposit in an
interest-bearing escrow account separately designated with reference to Seller and Purchaser. Escrowee shall hold and distribute the Deposit as provided in this Agreement. The party receiving any interest earned on the Deposit shall pay any income taxes thereon. Purchaser represents and warrants that its federal tax identification number is 11-3233647 and Seller represents and warrants that its federal tax identification number is 11-1771705.

		(b) Copies of all notices to be sent under Sections 5, 7, 12, 14 and 16 shall be sent to Escrowee as well.

		(c)	The parties acknowledge that Escrowee is acting solely
as a stakeholder at their request and for their convenience, that Escrowee shall not be deemed to be the agent of either of the parties and shall not be liable for any acts or omissions of any kind, unless they are grossly negligent or taken in willful disregard of this Agreement or in bad faith. Escrowee shall be entitled to rely on any instrument or signature believed by it to be genuine and may assume that any person purporting to give any written notice or instruction in connection herewith is fully authorized to do so by the party on whose behalf such written notice or instruction is given. Escrowee shall not receive any payment for handling the Deposit. Seller and Purchaser, jointly and severally, shall indemnify, defend and hold Escrowee harmless from and against all costs, claims, losses, liabilities and expenses, including reasonable attorneys' fees, incurred in connection with or arising from the performance of Escrowee's duties hereunder, except for acts or omissions which are grossly negligent or which are taken or suffered by Escrowee in bad faith, or in willful disregard of this Agreement. However, as between Seller and Purchaser, the party ultimately determined not to be entitled to the payment of the Deposit shall bear all such costs and expenses. Such indemnity shall survive the Closing or other termination of this Agreement.

		(d)	Escrowee shall not be responsible in any manner
whatsoever for any failure or inability of Seller or Purchaser to perform or comply with any of the provisions of this Agreement.

		(e)	Escrowee shall not be bound or in any way affected by
any notice of any modification or cancellation of this Agreement, unless notice of the same is delivered to Escrowee in writing, signed by the Seller and Purchaser and, in the case of a modification relating to the escrow, unless such modification shall be reasonably satisfactory to Escrowee solely with respect to its duties as Escrowee and, in such case, approved by Escrowee in writing.

	4.	Section 4 Intentionally Omitted.



	5. 	Seller's Compliance Period


	1. Between the date this Agreement is executed and June 8, 1996 ("Seller's Compliance Period"), Seller shall undertake to do the following:

	(A) Asbestos abatement in accordance with all applicable laws and under the oversight of ATC Environmental, Inc.
("ATC"). Said asbestos abatement shall be carried out substantially in accordance with the Project Manual for Asbestos Abatement and Re-Fireproofing dated March, 1996 prepared by ATC and by either of the contractors listed on Schedule C. At the completion of the abatement project, Seller shall deliver to Purchaser a written statement from ATC that the asbestos abatement project has been lawfully carried out and that all accessible asbestos containing spray on fire proofing material has been removed and disposed of in accordance with law and all inaccessible asbestos was sealed and enclosed. Seller shall also deliver the so-called "close-out report" which includes air monitoring data documenting compliance with 12 NYCRR 56-17.8 and a waste disposal manifest and a detailed survey identifying all locations where friable forms of asbestos remain in the building.

	(B) Take such actions with respect to the underground petroleum storage tanks located on the Premises so that Seller shall deliver to Purchaser a statement from the County of Suffolk in the form attached hereto as Schedule I (or any similar, substitute form established by the County of Suffolk) with the first alternative listed checked off.
If the second alternative is checked off, then, to comply with the requirements of this clause (B), Seller shall deliver to Purchaser the letter in the form attached hereto as Schedule I-A from the New York State Department of Environmental Control (or any similar, substitute form established by the NYS Department of Environmental Control).

	(C) Take such actions with respect to any septic tanks and systems located on the Premises so that Seller shall deliver to Purchaser a Certificate of Compliance (form P19) from the Southwest Sewer District of Suffolk County, and Form S-9 attached hereto as Schedule II (or any similar, substitute form established by the County of Suffolk).

	2. At such time as Seller has complied with clauses (A) (B) and (C) and copies of the certificates and/or statement have been delivered to Purchaser, Seller's Compliance Period shall be deemed to have ended.

	3. If at the end of Seller's Compliance Period, Seller has not completed undertaking (A), (B) and/or (C), Purchaser shall have the right, to be exercised within 5 days of the end of Seller's Compliance Period, to either (x) terminate this Agreement upon written notice or (y) notify Seller that it is willing to take title to the Premises subject to all existing conditions including those conditions covered by this Section 5 and the Purchase Price shall be reduced by the amount of contract price yet to be performed as stipulated by Seller's contractor(s). If Purchaser elects alternative (x), the Deposit shall be returned to Purchaser together with all accrued interest (as Purchaser's sole and exclusive remedy) and this Agreement shall terminate and be of no force and effect. If Purchaser elects alternative
(y), this Agreement shall continue in full force and effect and Section 6 shall govern with respect to establishing the Closing Date.

6.	Closing

	(A)	 Closing shall be held at the offices of Purchaser or
its counsel.  The Closing Date shall be no earlier than 20 days or later than 30 days after Seller's Compliance Period, (as it may be extended), or such other date as the parties hereto may otherwise agree to (provided that this Agreement has not been previously terminated as provided herein).  Purchaser shall
designate the date of Closing within that time frame by notice given to Seller within five (5) days after the end of Seller's
Compliance Period provided that Purchaser agrees to reasonably accommodate Seller if Seller requests an alternate date during that time frame.
	B.		Deliveries at Closing.

			(a)	On the Closing Date, Seller shall convey the
Premises to Purchaser by executing, acknowledging (where appropriate) and delivering to Purchaser the following documents as may be applicable (and Purchaser shall execute, acknowledge
(where appropriate) and deliver to Seller as indicated, the following documents):

			(i)	A bargain and sale deed with covenants against
Grantor's acts (the "Deed") for the Premises in recordable form conveying fee simple title to the Premises, subject only to the matters expressed herein and the "Permitted Encumbrances" (as defined in Paragraph 7 of this Agreement).

			(ii)	An assignment, duly executed and acknowledged by
Seller, of Seller's interest in all certificates, licenses, permits, authorizations, consents and approvals relating to the ownership of the Premises issued by governmental authorities to the Premises.

			(iii) Such resolutions and certificates as First American shall reasonably require as evidence of the due authorization of the documents delivered or to be delivered at Closing; all reasonable and customary affidavits reasonably required by such title company to permit it to issue to Purchaser an owner's policy of title insurance, subject to the matters expressed herein and such other standard title exceptions.

			(iv)	An affidavit in form and content reasonably
acceptable to Purchaser in accordance with Section 1445 of the Internal Revenue Code certifying that Seller is not a foreign entity.

			(v) Keys to the buildings and improvements in the Premises in the possession or control of Seller.

			(vi) The Seller's sublease executed as of the date hereof by New Breed and Seller for a portion of the Premises consented to by Purchaser.

		(b)	(i)	At Closing, Seller shall deliver a certified check
or official bank check drawn on any banking institution which is a member of the New York City Clearinghouse Association, payable to the order of the appropriate State, City or County officer (or at Seller's option on written notice to Purchaser given not later than three (3) days prior to Closing, Purchaser shall provide such check(s) and receive a credit at Closing in the amount thereof) in the amount of any applicable transfer tax payable by reason of the delivery or recording of the Deed (other than the gains tax pursuant to Article 31-B of the Tax Law, which is covered by section (b) (ii) hereof), together with any required tax return. Purchaser agrees to duly complete the tax return as and if required and to cause the check(s) and the tax return to be delivered to the appropriate officer promptly (but nevertheless within the time required by applicable law) after Closing.

			(ii)	Seller agrees to comply in a timely manner with
the requirements of Article 31-B of the Tax Law of the State of New York and the regulations applicable thereto, as the same from time to time may be amended collectively, the "Gains Tax law") and Seller agrees to make all necessary submissions to the N.Y.S.
Taxing Commission by April 30, 1996. Purchaser agrees to deliver to Seller a duly executed and acknowledged Transferee
Questionnaire upon the execution of this Agreement. At the Closing, Seller shall deliver (x) an official Statement of No Tax
Due or (y) an official Tentative Assessment and Return accompanied by a certified check or official bank check drawn on any banking institution which is a member of the New York City
Clearinghouse Association, payable to the order of the State Tax
Commission in the amount of the tax shown to be due thereon (it being understood, however, that if Seller has duly elected to pay such tax in installments, the amount so required to be paid may be the minimum installment of such tax then permitted to be paid). Seller shall pay all Gains Tax due under the Gains Tax Law as well as New York State real estate transfer tax (deed stamps).
 Seller shall have the right after Closing to attempt to reduce the amount of the Gains Tax; any refund it receives shall belong exclusively to Seller.

			(iii)	Seller agrees (A) to pay promptly any
installment(s) or additional tax due under the Gains Tax Law, and interest and penalties thereon, if any, which may be assessed or due after the Closing, (B) to indemnify and save Purchaser harmless from and against any of the foregoing and any damage, liability, cost or expense (including reasonable attorneys' fees) which may be suffered or incurred by Purchaser by reason of the non-payment thereof, and (C) to make any other payments and execute, acknowledge and deliver such further documents as may be necessary to comply with the Gains Tax law.

			(iv)	Purchaser, if request is made not later than three
(3) days prior to Closing, shall provide a separate certified or official bank check in the amount of the tax shown to be due on the official Tentative Assessment and Return, which amount shall be credited against the balance of the Purchase Price payable at the Closing.

			(v)	The provisions of this subparagraph (b) shall
survive the delivery of the  Deed.

	(c)	Each party will bear its own attorneys fees.

	(d) At Closing, Seller and Purchaser shall deliver or cause to be delivered such other payments, documents or agreements as may be required by the terms of this Agreement and to evidence and effectuate the transaction contemplated herein.

	(e) It shall be a condition to Closing that the Deposit and accrued interest thereon be delivered to Seller by certified or bank check payable to Seller.

	7.		Title.

				(a)	Seller shall convey and Purchaser shall accept
title to the Premises in accordance with the terms of this
Agreement, subject only to the matters expressed herein and the
Permitted Encumbrances.  The title that Purchaser is required to accept as provided herein shall be insured by First American under an 1992 ALTA Owner's Policy at regular rates.  The term
Permitted Encumbrances shall mean (i) all land use, zoning and similar laws, statutes and regulations now or hereafter
applicable to the Premises ; (ii) the exceptions to title listed on Schedule B hereto; (iii) the lien of real estate taxes not yet due and payable ; (iv) any additional exceptions to title arising as of the Closing,  as to which First American agrees to omit
(v) the Seller's sublease and consent agreement; (vi) UCC filings against Seller's personal property; (vii) the occupancy of a portion of the Premises pursuant to a Lease between Purchaser and
New Breed Leasing Corporation);  (viii) letter agreement dated
October 26, 1992 with Richard and Patricia Miller; and (ix) all violations of record including without limitation health,
building, street and highway violations.

		(b)		At or prior to the Closing, Seller shall, at its
option,either (1) take such steps by indemnification or otherwise satisfactory to First American so as to permit First American to omit the Payment Encumbrances, defined below, or to insure that collection of such matters shall not be made from the Premises or
(2) satisfy and discharge any fee mortgages of record and all other liens and judgments of Seller of record that can be discharged by payment of a sum certain other than the Permitted
Encumbrances ("Payment Encumbrances"). If Seller fails to take either of such actions with respect to the Payment Encumbrances by Closing, Purchaser shall accept the Premises subject to such Payment Encumbrances and receive a credit, as an adjustment to the Purchase Price, in the amount reasonably determined by First
American, required to remove or discharge any  Payment
Encumbrance of record. If the title update delivered at Closing discloses any defects in title other than the Permitted
Encumbrances and Payment Encumbrances (the "Unpermitted Non-
Payment Encumbrances"), Purchaser may, at its option, terminate this Agreement by giving Seller five days prior written notice at the Closing to Seller in which event this Agreement shall be of no force and effect and the Deposit and interest thereon shall be returned to Purchaser as its sole and exclusive remedy unless within the said five day period, Seller has First American omit any such Unpermitted Non Payment Encumbrance in which event the Closing will be rescheduled to the earliest date reasonably possible. In the alternative, at Closing Purchaser may accept such title subject to the Unpermitted Non-Payment Encumbrances without reduction or adjustment of the Purchase Price. Payment of the Purchase Price shall be conclusive evidence that Purchaser has so accepted title. Seller shall under no circumstances have any obligation to cure any such Unpermitted Non Payment
Encumbrances or title defect or have any liability with respect thereto.


		8.		Representations and Warranties of Seller.

				(a)	Seller represents that the following is true and
correct as of the date hereof and the same shall be true as of the Closing:

				(i) Seller has the legal right, power, and authority
to enter into and perform its obligations under this Agreement and the individual signing on behalf of Seller has  authority to bind Seller; and all action necessary or appropriate for Seller's execution and performance of this Agreement has been taken; and
upon Seller's execution, this Agreement and the other such
documents will constitute legal, valid and binding obligations of
Seller enforceable against Seller in accordance with their
respective terms except as may be limited by bankruptcy,
insolvency or other laws of general application relating to or affecting the enforcement of creditor's rights.

			(ii)	Seller is not the subject of any insolvency,
bankruptcy or other similar proceeding.

			(iii)	The Premises will be delivered at Closing free
of any tenancies and occupants other than Seller pursuant to its sublease and non disturbance agreement(and the New Breed Lease).

			(iv)	There are no service contracts relating to the
operation, maintenance or repair of the Premises or the personal property located thereon other than those which will be terminated on or prior to Closing.

			(v)		To Seller's knowledge, there are no existing,
pending or, to its knowledge, threatened condemnation, zoning or other land use proceedings or road widening proceedings affecting or pertaining to the Premises.  Seller has not received any
notice of any violations of or claim under or pursuant to any
Environmental Law except as set forth on Schedule III.  Except as set forth on Schedule III, Seller (without having made any
independent investigation of its own)is not aware of any
Environmental Activity at the Premises or the existence of any
Hazardous Materials at the Premises.

			(vi)	Seller is not a "foreign person" as defined in the
Internal Revenue Code Section 1445 and the regulations issued thereunder.

			(vii)	Seller has fee simple title to the Premises
subject to the Permitted Encumbrances and the other matters expressed herein.

			(viii) As of the date of the signing of this Agreement, there is no litigation, proceeding or claim pending, or to Seller's knowledge, threatened in writing, which (A) materially adversely affects Seller's title to the Premises, or
(B) materially adversely affects Seller's ability to perform its obligations under this Agreement.

			(ix) Seller will maintain the insurance policies (currently in effect) with respect to the Premises listed on
Schedule IV:

			(x)	Seller will maintain the Premises and otherwise
operate the Premises in the same manner as before the making of this Agreement.

			(xi)		From and after the date hereof Seller shall not
enter into any mortgage or security agreement affecting the
Premises or any portion thereof or enter into any agreement, undertaking or instrument affecting title to or the use of the
Premises without Purchaser's prior written approval provided that
Seller shall have the right to enter into or grant such easement or similar rights as would be considered Permitted Encumbrances under clause (iv) of that definition.

			(xii)	Seller has delivered to Purchaser the
Certificates of Occupancy for the Premises.

		(b)		Purchaser's right to make a bona fide claim against
Seller for the untruthfulness of any matter set forth in this
Paragraph 8 shall survive the Closing but not the termination of this Agreement for a period of three (3) months only provided that clauses (i), (v), (vii), (viii),  (x), (xi) and (xii) shall not survive Closing or the termination of this Agreement.  In the event that Purchaser had knowledge at the Closing of the
untruthfulness of any matter set forth in this Paragraph 8,
Purchaser shall be deemed to have waived such matter and its right to make any claim against Seller.  Under no circumstance shall Purchaser be entitled to make any claim for special or consequential damages or recision.

	9.	Representations and Warranties of Purchaser.

			(a)	Purchaser represents and warrants to the Seller as
follows:

			(i)	Purchaser has full power to execute, deliver and
carry out the terms and provisions of this Agreement and has taken all necessary action to authorize the execution, delivery and performance of this Agreement. The individual(s) executing this Agreement on behalf of Purchaser has the authority to bind
Purchaser to the terms and conditions of this Agreement.  This
Agreement and all documents required hereby to be executed by Purchaser, when so executed, shall be legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms except as may be limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditor's rights.

			(ii)	Purchaser will be accepting the Premises in an "as
is" condition including, without limitation, all of the matters disclosed on the Engineers Report attached hereto as Schedule D as well as the matters set forth on Schedule III subject, however, to Section 5 and Section 16. Other than its right to cancel as provided in Sections 5 and 16, Purchaser hereby waives any and all claims whatsoever it might have with respect to the nature or condition of the Premises. Purchaser understands that Seller is under no obligation whatsoever, to make any alterations, repairs, renovations, improvements of any nature or kind to the Premises. Seller, however, shall have all of its personal property removed from that portion of the Premises it is not occupying under its Sublease by the Closing Date and said portion shall be delivered in a "broom clean" condition.

			(iii)	Before entering into this Agreement, Purchaser
has made all examinations, inspections and investigations of the operation, condition, income and expenses of the Premises and all other matters affecting or relating to this transaction as Purchaser deemed necessary or desirable. In entering into this Agreement, Purchaser has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Seller or any agent, employee or other representative of Seller or by any broker or any other person representing or purporting to represent Seller, which are not expressly set forth in this Agreement, whether or not any such representations, warranties or statements were made in writing or orally.

			(iv)	No Litigation.  As of the date of the signing of
this Agreement, there is no litigation, proceeding or claim pending, or to Purchaser's knowledge, threatened in writing, which materially adversely affects Purchaser's ability to perform its obligations under this Agreement.

			(b)	The provisions set forth in this Section 9 shall
survive the Closing but not the termination of this Agreement.

	10.	Apportionments.  (a)  The following shall be
apportioned and adjusted between Seller and Purchaser as of midnight of the day preceding the Closing Date:

			(i)		real estate and other taxes, assessments and
charges (provided that same shall not include taxes based on the income or profits of Purchaser or Seller), and other municipal and state charges, license and permit fees (provided that same shall not include fees or charges for operating the business of either party other than those arising out of the operation or ownership of the Premises), if any, on the basis of the fiscal period for which assessed or charged;

			(ii)	water and sewer rents and charges on the basis of
the fiscal period for which assessed or charged;

			(iii)	water, electric, gas, steam and other utility
charges for services furnished to the Premises;

			(iv)	fuel, if any, and all taxes thereon, on the basis
of a reading taken as late as possible prior to the Closing
Date, at the price then charged by Seller's supplier, including any taxes;
			(v)		such additional adjustments as are normally made
in connection with the sale of buildings in New York State or as may be provided herein.

		 	(vi)   Intentionally omitted.

			(vii)	all interest accrued on the Deposit shall be
credited against the Purchase Price.

		(b)		Aggregate apportionments payable at the Closing by
either party hereto must be paid by certified check, wire transfer or attorney's check.

		(c)	The obligation to adjust as provided hereunder, shall
survive Closing (but not the termination of this Agreement) to the extent any amounts are not known or incorrectly computed.

	11.	Recording Charges.

			(a)	Purchaser shall pay the recording fees imposed for
recording of the Deed and for recording of any other incidental documents related to conveyance of title to Purchaser. It being expressly understood and agreed that Seller shall not be responsible for any fees, taxes or other charges relating to the recording of Purchaser's mortgage or other financing documents, if any.

12.  Intentionally omitted.

	13.	Tax Reduction Proceedings. There are, as of the date
hereof, no presently pending tax reduction proceedings involving the Premises. If any such proceeding is commenced by Seller prior to Closing, Purchaser shall continue prosecution of same, which Purchaser may settle and resolve in its sole and reasonable discretion. If Purchaser obtains a refund by commencing its own proceeding, the refund, less the legal fees incurred in connection therewith, shall be apportioned between Seller and Purchaser as provided herein. The provisions of this Section 13 shall survive the Closing but not the termination of this Agreement. Purchaser shall commence a tax reduction proceeding involving the Premises no later than May 3, 1996 and if the transaction contemplated herein does not close as provided herein, Purchaser shall assign all of its right, title and interest in such action to Seller in a written instrument satisfactory to Purchaser's counsel.

	14.	Liquidated Damages.  (a) If Purchaser shall fail to
close title in accordance with all of the terms and provisions of this Agreement all monies theretofore paid or deposited by Purchaser under this Agreement (and interest accrued thereon) shall be retained by Seller as liquidated damages (which the parties hereby acknowledge are fair and equitable and not a penalty) as its sole and exclusive remedy and this Agreement shall terminate and be of no force and effect, and the parties hereto shall not thenceforth have any claim of any nature against the other party hereto.

		(b)	In the event Seller (assuming Purchaser has
unconditionally waived all of its rights hereunder to terminate) does not convey title at Closing as a result of a wrongful, willful failure by Seller, Purchaser shall be entitled to undertake any legal or equitable remedies available to it including, without limitation, a suit for specific performance.

	15.	Brokerage.  Each party represents to the other that it
has not dealt with any broker, agent, or finder in connection with the transactions contemplated by this Agreement, other than Sutton and Edwards Incorporated (the "Broker"). Each party shall indemnify and defend the other party from any loss incurred by the other party, including reasonable legal fees and disbursements, arising out of a breach of the foregoing representations made by such party under this Section 15. Seller shall be responsible for any fees due to Broker in connection with the transaction contemplated by this Agreement provided that Purchaser shall be responsible to pay Broker or any other entity or individual claiming any compensation with respect to Seller's Sublease and/or the New Breed Lease. Notwithstanding anything to the contrary in this Agreement, the representations and indemnifications of the parties under this paragraph 15 shall survive either the Closing or the termination of this Agreement.

	16.	Risk of Loss; Eminent Domain.

		 	(a) 	The parties hereby waive the provisions of Section 5-
1311 of the New York General Obligations Law.

				(b)	If, prior to Closing, any portion of the Premises
shall be damaged or destroyed by fire or other cause, Seller shall as soon as practicable, but in no event later than 10 days after the occurrence of such damage or destruction notify
Purchaser of the estimated cost of restoration of the Premises as determined by written estimate of an independent, duly licensed construction contracting firm or architect with at least 5 years experience selected by Seller from the following list which list is hereby approved by Purchaser:

          	1) 	IVI
										 2)  Herzbeg Sanchez
										 3)  Emanuel Neeval

If the cost of repairing the damage or casualty shall be $300,000 or more , then this Agreement shall terminate and be of no force and effect and Purchaser (as its sole and exclusive remedy) shall receive the Deposit with all accrued interest unless Purchaser elects by written notice given to Seller within 5 business days of receipt of said estimate to purchase the Premises "as is", In which event the Closing shall take place on the later of the date established under Section 6 or ten days after Purchaser's written election to purchase "as is". If the estimated cost of repair is less than $300,000, then this Agreement shall continue in full force and effect and Seller shall give Purchaser a credit against the Purchase Price in an amount (not to exceed $300,000) equal to the estimated cost of repair (as set forth in the estimate sent to Purchaser) and Seller shall retain all rights to any insurance proceeds. In all events Seller shall have no obligation to repair or restore the Premises. If the cost of repair exceeds $300,000 and Purchaser shall not elect to terminate as set forth above, then the Purchase Price shall be reduced by $300,000 and Seller shall retain a priority right to the insurance proceeds up to $300,000 and , the balance of the proceeds shall be assigned to Purchaser (if title is transferred to Purchaser).

		(c)	If, prior to the Closing, any condemnation or eminent
domain proceedings are initiated which could result in the taking of any part of the Premises, Seller shall promptly notify
Purchaser of such initiation and the following shall apply.

				(i)	If the taking is or would be material and
permanent as defined below, this Agreement shall automatically terminate and be of no further force and effect and the Purchaser shall receive the Deposit (as its sole and exclusive remedy) with all accrued interest.

			(ii)	If the taking is either not material or non-
permanent, then this Agreement shall continue in full force and effect without any adjustment in the Purchase Price because of such taking or condemnation, in which event Seller shall assign to Purchaser (without recourse to Seller) all of Seller's rights, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings.

			(d) If any taking shall be for a period of more than one year it shall be deemed "permanent". If more than 10% of the non-improved portion of the Premises is subject to such permanent taking it shall be deemed to be "material".

			(e) Notwithstanding the determination that the condemnation or taking is material or permanent as defined herein, Purchaser may, by written notice to Seller given within 5 business days of Seller's notice concerning the condemnation or taking, agree to purchase the Premises in which event this Agreement will continue in full force and effect and at the Closing, Seller shall assign all of its right, title and interest in any awards to Purchaser and the Purchase Price shall not be adjusted because of such condemnation or taking.

	17.	Limitation on Survival of Representations.  Except as
specifically provided for in this Agreement, no covenant, representation or warranty of either Seller or Purchaser shall survive the Closing or termination of this Agreement and the delivery of the Deed by Seller; and the acceptance thereof by Purchaser, shall be deemed the full performance and discharge of every obligation on the part of Seller except those which are expressly stated in this Agreement to survive the Closing.

	18.	Notices, Etc.  All notices, consents, approvals and
other communications under this Agreement shall be in writing and shall be deemed given the third business day after mailing by one party addressed as follows:

	If to Seller:

		Noodle Kidoodle, Inc.
		105 Price Parkway
		Farmingdale, New York  11735
		Attn: Stewart Katz, President

		with a copy to:

		Charles Bartel, Esq.
		Ferrara, Turitz, Harraka & Goldberg, P.C.
		505 Main Street
		Hackensack, New Jersey 07601


	If to Purchaser:

		At the address set forth above.

		with a copy to:

		Lazer, Aptheker, Feldman, Rosella & Yedid, L.L.P.
		35 Pinelawn Road
		Melville, New York  11747

		Attention:  Lawrence Feldman, Esq.

Any writing which may be mailed pursuant to the foregoing may also be delivered by hand or transmitted by telegraph, telex or telecopier or by overnight courier service of recognized national standing with guaranteed next-day delivery, and shall be effective when received by the addressee. Any notices which either party may be required to give or may desire to give; any consents by either party under this Agreement; and any adjournments of the Closing Date may be given or consented to by the attorney for such party with the same force and effect as if given or consented to by such party. Either party may, from time to time, specify as its address for purposes of this Agreement any other address upon the giving of 5 days' notice thereof to the other party.

	19.	Integration.  All understandings and agreements
between the parties with respect to the subject matter of this Agreement are merged in this Agreement, which alone fully expresses their agreement with respect to such subject matter.

	20.	Consents, Approvals, Etc.  Whenever the consent or
approval of a party is required under any provision of this Agreement or a matter is subject to the satisfaction of a party, such party shall not unreasonably delay or withhold such consent or approval and shall not be unreasonable in deciding whether such matter is satisfactory.

	21.	No Assignment.  Purchaser may assign its rights
hereunder provided such assignment shall in no way act to relieve Purchaser of any of its obligations hereunder. To be effective any such assignment (i) must be in writing, (ii) a copy thereof must be delivered to Seller within three days of its execution or at Closing whichever occurs first, (iii) the assignee must unconditionally assume all of Purchaser's obligations hereunder, and (iv) Purchaser must confirm its continuing liability hereunder.

	22.	Governing Law.  This Agreement shall be governed by
and construed in accordance with the laws of the State of New
York.

	23.	Amendments and Waivers.  Neither this Agreement nor
any of the terms hereof may be terminated, amended or waived orally, but only by an instrument in writing signed by the party against which enforcement of the termination, amendment or waiver is sought, and then only to the extent set forth in such instrument. No waiver of any breach of this Agreement or of any provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof or of this Agreement or of any provision herein contained. No extension of time for performance of any obligations to be performed hereunder shall be deemed an extension of the time for performance of any other obligations hereunder.

	24.	Interpretation.  The  headings of the various
subdivisions of this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.

	25.	 Recording.   Purchaser shall not record, or cause to
be recorded, this Agreement or any memorandum thereof.

	26.	No Third Party Beneficiaries.  Seller and Purchaser do
not intend to confer any benefit by or under this Agreement upon any person or entity other than Seller and its successors and assigns and Purchaser and its permitted successors and assigns.

	27.	Purchaser's Lien.  The Deposit and the reasonable
actual costs incurred by Purchaser in connection with this Agreement for title examination and survey expenses, shall be liens against the Premises; provided, however, in the event Purchaser is in default under this Agreement, all such liens shall be automatically null and void.

	28.	Counterparts.  This Agreement may be executed in two
or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

	29. Certain Definitions. To the extent utilized herein, "Environmental Activity" means any use, storage, release, threatened release, emission, disposal, escape, seepage, leakage, spillage, pumping, pouring, emptying, injection, dumping, presence, migration, transferring, manufacturing, discharge, generation, processing, abatement, removal or disposition of any Hazardous Materials from, under, into or on the Premises or the groundwater beneath the Premises or any handling, transportation or treatment of Hazardous Materials arranged by or on behalf of Seller and relating to the Premises.

	To the extent utilized herein, "Environmental Laws" means any current federal, state or local statute, code, ordinance, rule, regulation, permit, consent, approval, license, judgment, order, writ, decree, injunction, guidance or policy statement or other authorization, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability
Act, as amended (42 U.S.C. Section 9601 et seq.), the Resource Conservation and Recovery Act as amended (42 U.S.C. Section 6901 et seq.), the Hazardous Materials Transportation Act, as amended, (49 U.S.C. Section 1801 et seq.), the Clean Air Act, as amended (33 U.S.C. Section 1251 et seq.), the Federal Water Pollution Control Act, as amended (33 U.S.C.Section 1251, et seq.), the New York State Environmental Conservation Law, as amended, the Sanitary Code of Suffolk, and any applicable requirements to register underground storage tanks, relating to emissions, discharges, releases or threatened releases of Hazardous Materials into ambient air, surface water, groundwater, publicly owned treatment works, septic systems or land, or otherwise relating to the pollution or protection of health or the environment.

	To the extent utilized herein, "Hazardous Materials" means
(a) any substance, material or waste defined, used or listed as a "hazardous waste", "extremely hazardous waste", "restricted hazardous waste", "hazardous substance", "hazardous materials", "toxic substance" or other similar terms as defined or used in any Environmental Laws, and (b) any petroleum products, asbestos, polychlorinated biphenyls, flammable explosives or radioactive materials,

	30. Exchange Language. Like-Kind Exchange. Seller acknowledges that Purchaser has advised Seller that Purchaser may exchange the Premises for real property of like kind under such terms and conditions that qualify as an exchange within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended. Notwithstanding any other provisions of this Agreement to the contrary, the following conditions are agreed and understood by the parties hereto:

	Purchaser shall have the right, to assign this Agreement to a trustee under an exchange trust agreement to facilitate a like kind exchange under Internal Revenue Code Section 1031 provided that the last sentence of paragraph 21 shall be complied with.

	Seller shall not be required to incur any cost or liability or spend or advance any sums of money in excess of that which Seller otherwise would have been required to incur or expend in connection with the sale of the Premises; all such excess sums of money and all such costs and liabilities shall be the responsibility of an provided by Purchaser, and shall be paid or undertaken, as the case may require, by Purchaser in accordance with the provisions of the exchange trust agreement.


WITNESS:					          				SELLER:

/s/Charles Bartel	       		By:/s/Stewart Katz, President
                                      Stewart Katz

WITNESS:								           	PURCHASER:

_________________________ 		By:/s/Mitchel Reckson

	The undersigned hereby agrees to act as Escrowee pursuant to the terms of the Purchase and Sale Agreement set forth above and pursuant to the Rider annexed hereto acknowledges receipt of the Deposit.

	FIRST AMERICAN TITLE INSURANCE, INC.



	By:/s/Andrew S. Knee, Sr. V.P.
	ESCROWEE






G:\MAIN\CORPS\CO-3376\6thPSA.401




                  RIDER TO CONTRACT OF SALE
                ADDITOINAL ESCROW PROVISIONS


1. Escrowee acknowledges its receipt of the Deposit by check and agrees to hold it pursuant to the provisions of this Agreement for the benefit of each of Purchaser and Seller in accordance with the Contract. The Deposit shall be invested in a money-market account at either Chemical Bank or EAB in a Nassau County Branch, New York or other interest bearing account with a federally insured banking or savings institution having offices in New York City as selected by Escrowee and agreed to by Seller and Purchaser. It is expressly acknowledged by Seller and Purchaser that Escrowee shall be permitted and obligated to deposit the funds with a federally insured institution, but each recognizes and agrees that the limits of such insurance may be less than the total funds on deposit and that Escrowee shall not be required to spread the funds among different institutions in order to fall within the federal insurance coverage limitations.
 Escrowee shall have no liability for the loss of principal or interest on the deposited funds by any depository or the failure of a depository to return the principal of, or pay interest on, the deposited funds when requested, or for any other default, action or in action on the part of such depository. Seller and Purchaser understand that it may take some time to deposit the funds and some time to withdraw the funds and that the funds will earn no interest during such times. The term "Deposit" as used herein shall, unless otherwise provided, be deemed to include any and all interest earned on the Deposit pursuant to this Agreement.


     2. If a dispute shall arise as to the disposition of the Deposit or if Escrowee shall be uncertain as to its duties or rights hereunder, Escrowee is authorized to (x) refrain from taking any action other than to keep safely the Deposit, except to comply with the judgment of a court of competent jurisdiction as to the disposition thereof, or (y) deposit or turn over the Deposit with or to any court of competent jurisdiction and thereupon be relieved from all responsibilities with respect thereto.

















                        LIST OF SCHEDULES






	Schedule A.................................	Legal Description

	Schedule B............................	Permitted Encumbrances

	Schedule C...............................	List of Contractors

	Schedule D.................................	Engineer's Report

	Schedule I................................	County Certificate

	Schedule I-A.....................................	Dec. Letter

	Schedule II.........................................	Form S-9

	Schedule III...........................	Environmental Matters

	Schedule IV........................................	Insurance































SCHEDULE "A" - Legal Discription

       FIRST AMERICAN TITLE INSURANCE COMPANY OF NEW YORK

Title No. 151-S-1422


     ALL that certain plot, piece of parcel of land, situate, lying and being at Farmingdale, Town of Babylon, County of Suffolk and State of New York, more particularly bounded and described as follows:

     BEGINNING at a point on the Northerly side of Price Parkway, which point of beginning is 1547.61 feet, West of the corner formed by the intersection of the Westerly side of Broad Hollow
Road and the Northerly side of Price Parkway;

     RUNNING THENCE along the Northerly side of Price Parkway,
South 72 degrees 58 minutes 48 seconds West, a distance of 736.62 feet;

     THENCE North 40 degrees 22 minutes 06 seconds West, 266.91 feet;

     THENCE North 23 degrees 09 minutes 16 seconds East, a distance of 419.99 feet, to a point;

     THENCE along the arc of a curve, bearing to the right, the radius of which is 310 feet and the arc angle of which is 56 degrees 45 minutes 26 seconds for a length of 307.09 feet, to a point;

     THENCE North 21 degrees 44 minutes 52 seconds East a distance of 43.64 feet;

     THENCE North 68 degrees 15 minutes 08 seconds West, a distance of 320 feet;

     THENCE South 21 degrees 44 minutes 12 seconds West, a distance of 464.44 feet;

     THENCE North 68 degrees 15 minutes 48 seconds West, 58 feet;

     THENCE North 21 degrees 44 minutes 12 seconds East, 522.44 feet;

     THENCE South 68 degrees 15 minutes 08 seconds East, a distance of 677.55 feet;

     THENCE South 17 degrees 01 minutes 12 seconds East, a distance of 565.39 feet, to the point or place of BEGINNING.



SCHEDULE "B" - Permitted Encumbrances


       FIRST AMERICAN TITLE INSURANCE COMPANY OF NEW YORK

Title No. 151-S-1422


     Hereinafter set forth are additional matters which will appear in our policy as exceptions from coverage unless disposed of to our satisfaction prior to the closing of delivery of the policy.

DISPOSITION:

1. Any state of facts which an accurate survey of current date would disclose.

2. The exact location, courses, distances and dimensions of the premises described in Schedule A are not insured without a survey thereof acceptable to this Company.

3. Covenants and/or restrictions set forth in a(n) Declaration by and between East coast Lumber Terminal, Inc., dated October 4,
1954, recorded October 21, 1954, in Liber 3777 page 424. (See
Within).

4. Covenants and/or restrictions set forth in a(n) Declaration by and between East Coast Lumber Terminal, Inc., dated September
17, 1954, recorded October 21, 1954, in Liber 3777 page 426
(See Within).

5.  Easement contained in deed by and between East Cost Lumber
Terminal, Inc., and S.K. Plainview Corp., dated January 26,
1961, in Liber 4944 page 359 (See Within) not located.

6. Rights and Easements contained in instrument dated June 15, 1962, by and between The Long Island Railroad Company and East Coast Lumber Terminal, Inc., recorded July 23, 1962, in Liber 5201 page 179 (See Within), as amended by Indenture by and between the Long Island Railroad Company and Virgil M. Price Industrial Park, Inc., dated December 10, 1965, recorded January 28, 1966, in Liber 5903 page 83. (See Within).

7. Terms, Covenants, Conditions and Easements in Agreement by and between East Coast Lumber Terminal, Inc., and Max L. Bliss, dated June 30, 1962, recorded September 23, 1962, in Liber
5236 page 68 (See Within) Easements not located.

8. Covenants and/or restrictions set forth in a(n) Declaration by and between Virgil M. Price Industrial Park, Inc., recorded
April 10, 1963, in Liber 5331 page 479. (See Within).

9.  Drainage Easement contained in instrument dated February 26,
1976, by and between Greenman Bros., Inc., and town of Babylon, recorded May 28, 1976, in Liber 8040 page 597 (See
Within) (Affects Easterly 39.5 feet and Northerly portion of premises (not specifically located).

10. Covenants and/or restrictions set forth in a(n) deed by and between Marlyn Associates and 85 Willis Avenue Realty Corp., dated January 31, 1969, and recorded February 25, 1969 in
Liber 6510 at page 282. (See Within).


































SCHEDULE "C" - List of Contractors


                  SCHEDULE C TO CONTRACT BETWEEN
                       NOODLE KIDOODLE, INC.
                              AND
                  RECKSON OPERATION PARTNERSHIP



EWT Contracting
47-47 58th Street
Woodside, New York 11377

(718) 533-8306


Asbestos Containment Services
1 World Trade Center
New York, New York 10048

(212) 912-1620



































SCHEDULE "D" - Engineer's Report

                            REMEDIAL COST ESTIMATES

                 DEFERRED MAINTENANCE & EXISTING DEFICIENCIES


                                                                      COST ESTIMATE
No.     DESCRIPTION                                              IMMEDIATE   SHORT-TERM
                                                                             (0-1 Year)

1.1      Apply Coal Tar Sealant (3-Coats) to Parking Areas &
         Drives - Asphalt pavement is severely oxidized and
         encumbered by cracks and oil staining in the parking
         spaces.                                                              $12,200
         Clean all surface cracks 1/4" or larger and fill using
         a hot rubberized crack filler ASTM 3405. Clean all
         surfaces and prime all oil spots. Squeegee apply Poly-
         Tar Coal Tar Emulsion or equal sealer.  First coat
         (primer) to be without sand, and the second and third
         coasts are to include 6 lbs. Sand per gallon of emul-
         sion.  Upon completion, re-stripe parking lot and all
         directional stenciling.                                              $   500

1.2       Replace Deteriorated Sections of Asphalt Pavement -
         Paved parking areas are encumbered by cracks, soft
         areas having extensive crazing and alligatoring of
         the surface, and deteriorated sections.  Previous
         patch type repairs were noted.                                       $ 1,500
         Saw cut and excavate to a depth of 6" asphalt paving
         from deteriorated sections.  Install 6" of suitable
         base material, either Item IV or crushed limerock, and
         compact.  Apply liquid tack coat for bonding.  Install
         1 1/2" of Type III asphalt, and machine roll for com-
         paction and smooth finish.  Cost will vary depending
         upon the area replaced.

1.3       Replace Concrete Walkway Sections - Significant
         sections of walkways are severely cracked, settled and
         heaved.  Such condition is noted at the main entrance
         on the south side of the building.  Remove deteriorated
         sections, prepare bed, and install new 4" thick side-
         walks complete with W.W.F. and expansion joints.
         Sections that exhibit cracks but that do not warrant
         replacement should have all cracks pointed with a non-
         shrinking grout.                                            $500

1.4      Repair Cracked and Spalled Steps, and Replace Hand-
         rails - The concrete steps located at service areas
         are cracked, deteriorated, and spalled.  Complete
         replacement does not appear to be necessary at this
         time.  However, patching of cracked and deteriorated
         surfaces is recommended.  Replace damaged steel pipe
         railings with new painted units.                                     $ 3,500

2.0      Substructure & Superstructure
2.1      Superstructure:  Replace Missing & Damaged Fire-
         proofing Applied to Structural Steel - Fireproof
         covering to the steel beams located at the mezza-
         nine level area is missing or damaged.  Similarly,
         column fireproofing is also lacking at some areas.
         All beam and girder fireproofing should be repaired,
         damaged column fireproofing removed, the column
         examined for soundness, and its fireproofing restored.               $ 1,000

3.0      Exterior - Stone, Concrete & Masonry Systems
3.1      Repair Brick & CMU Walls - Masonry facade walls are
         cracked, have open mortar joints, are displaced,
         spalled, and damaged by service vehicles.  Seal and
         grout all open joints, cracks and wall penetrations,
         and replace damaged masonry walls.                                   $15,000

3.2      Fenestration & Doors:  Paint Service Doors and
         Miscellaneous Metals - Paint on hollow metal doors,
         railings and miscellaneous metals is faded and
         weathered.  Wire brush and prepare surfaces,
         prime and apply two (2) coats of Glidden Industrial
         Enamel #4550, or equal.                                              $ 2,000

4.0      Roof
4.1      Apply aluminum Reflective Coating to Smooth-Surface
         Built-up Roof - Existing reflective coating is
         beginning to fade.  A re-application of an aluminum
         coating is recommended to reflect the sun's heat to
         prevent further drying-up of the remaining flood
         coat, to reduce the building's cooling load, and to
         extend the expected useful life of the BUR system.                   $75,200

         Make necessary remedial flashing repairs and broom sweep roof of all debris. Further clean roof surface with Castrol Super Clean, or equal, diluted with 10 parts water. Then apply Karnak Aluminum Coating or equal in full conformance with manufacturer's instructions.
         Budget cost over three (3) years with 1/3 of the roof to be coated each year.

5.0      Interior
5.1      Repair CMU Warehouse Wall - Loose and displaced CMU at
         an interior warehouse wall at the northwest corner appear
         to be in eminent danger of falling.  Remove loose
         masonry and repair the hazardous condition.                   $500

5.2      Replace Stained and Damaged Ceiling Tiles - Numerous
         acoustic ceiling tiles are damaged, missing or stained
         from roof leaks.  Budget replace with new ceiling tiles.              $  500

7.0       Heating, Ventilation & Air Conditioning
7.1       Repair Leaks at Boilers - There are indications of water
          circulator pump leaks and oil leaks.  Replace or repair
          pumps as necessary.                                                   $  500

7.2       Refurbish Space Heaters - Hydronic space heaters in the
          require refurbishing with new fans, motors, pumps, etc.               $12,000

7.3       Replace HVAC System - Five (5) original equipment air
          handling units have realized its EUL.  Numerous repairs
          have not rectified the problems.  Replace with package
          RTU's to be phased-in over three (3) years.                           $ 7,700

8.0       Electric
8.1       Relamp and Provide new Ballasts - The 400 watts HPS lights require relamping and new ballasts.  The original units
          have realized their EUL.                                              $ 5,000

8.1       Perform Electrical Repairs and Maintenance - Rusted EMT
          at the roof area, loose wiring, missing cover plates,
          etc. were noted throughout the building.  Perform
          replacement and repairs to comply with code requirements.             $ 5,000

                                                          Total:    $ 1,000    $141,600
                                                  Rounded Total:    $ 1,000    $142,000





SCHEDULE "I" - County Certificate




                       COUNTY OF SUFFOLK



                       ROBERT J. GAFFNEY
                    SUFFOLK COUNTY EXECUTVE


DEPARTMENT OF HEALTH SERVICES                 MARY E. HIROCAD,
                                              M.D., M.P.H.
                                               COMMISSIONER

Date:  October 5, 1996


To:  G & M Dege                 From:  Suffolk County Department
     250 Orchard Road                  of Health Services
     E. Patchogue, NY  11772           Bureau of Hazardous
                                       Materials
                                       15 Horseblock Place
                                       Farmingville, NY  11730

Re:  Decommissioning of Underground Storage Tanks
     SCDHG ID # 2-1672

Facility Name:

Facility Address:

Gentlemen/Madem:

This is to confirm that on           a representative of this
department witnessed the proper [ ] removal / [ ] abandonment in place of the following above/underground tank(s):

___________________________  _______________________________
___________________________  _______________________________
___________________________  _______________________________
___________________________  _______________________________
___________________________  _______________________________

 [X] This required inspection of the tank removal(s) reveals no visible ground contamination within the excavation.

 [ ] This required inspection of the tank removal(s) revealed ground contamination.

 [ ] This required inspection of the tank abandonment(s) con-firmed that this tank was properly cleaned and filled with sand/concrete. Samples taken from the required groundwater monitoring wells will be analyzed by the NYSDEO and they will notify you of any necessary remedial action.

                           Very truly yours,

                           /s/John A. Gladyez

                           Bureau of Hazardous Materials
                           JOHN A. GLADYEZ
                           SR. PUBLIC HEALTH SANITARIAN








SCHEDULE "I-A" - Dec. Letter





(516) 444-0320




__________________________
__________________________
__________________________


RE:  Spill # ____________________________________

Dear _________:

     This Department has reviewed the referenced spill file.
Based upon this review, we have no further requirements for this spill at this time.

     Should additional environmental problems be discovered at this referenced site, this office will require further action at that time. This spill file has been removed from our active spill list.

                              Sincerely,


                               ______________________
                               ______________________











SCHEDULE "II" - Form S-9


FORM S-9


         S.C. DEPT. OF PUBLIC WORKS, DIV. OF SANITATION
                   S.C. DEPT. OF HEALTH


Purported owner                 Building Permit No. _____________

Name _________________________  Map Name ________________________

Address ______________________  Map  No. ________________________

        ______________________  Hamlet of _______________________

Telephone No. ________________  Township of _____________________

                                Lot No. _________________________

TO WHOM IT MAY CONCERN:;

The sanitary sewers and appurtenances, sewage disposal facilities and water supply for the above mentioned structure have been inspected by these departments and found to be satisfactory.

                                Construction ____________________

                                Administration __________________

Sanitary Sewers and Appurtenances

Date ____________________________________________________________
                 Dept. of Public Works, Div. Of Sanitation

Sewage Disposal Facilities

Date ____________________________________________________________
                              Department of Health

Water Supply

Date ____________________________________________________________
                              Department of Health

PLEASE NOTE -Where required by contract, escrow deposits must be made to the Department of Public Works, Division of Sanitation, before Certificate of Occupancy can be issued.

IMPORTANT -  Please be advised that a minimum of three (3)
             business days are required to process this form.
             THIS FORM MUST BE SUBMITTED IN TRIPLICATE.




SCHEDULE "III" - Environmental Matters

         Schedule III to Contract between Noodle Kidoodle, Inc.
              and Reckson Operating Partnership L.P.



1. Letter from U.S. Department of Labor dated 1/18/96 copy attached.

2. Response to U.S. Department of Labor dated 1/25/96, copy attached.

3.  Letter from A.N.S. Insulation Corp.

4.  Existing unregistered underground oil tank.

5.  Possible asbestos in a portion of the warehouse.









U.S. DEPARTMENT OF LABOR          Occupational Safety and Health
                                  Administration
                                  990 Westbury Road
                                  Westbury, NY  11590
                                  516-334-3344  Fax: 516-334-3326

1/18/96



Noodle Kidoodle
105 Price Parkway
Farmingdale, NY  11735

RE:  Noodle Kidoodle
     Complaint No. 76949817

Dear Leslie Fischbein:

On 1/17/96, the Occupational Safety and Health Administration
(OSHA) received a notice of (safety and/or health) hazards at your worksite at:

     105 Price Parkway
     Farmingdale, NY  11735

We appreciate the opportunity we had to discuss the alleged hazards with you over the telephone on 1/18/96. A review of the specific nature of the alleged hazards is as follow:

Office in the rear, employees (approximately 30 - 50) potentially exposed to asbestos.

We have not determined whether the hazards, as alleged, exist at your workplace; and we do not intent to conduct an inspection at this time. However, since allegations of violations and/or hazards have been made, we request that you immediately investigate the alleged conditions and make any necessary corrections or modifications. Please advise me in writing, no later than 1/25/96 of the results of your investigation. You must provide supporting documentation of your findings, including any applicable measurements or monitoring results, and photographs/video which you believe would be helpful, as well as a description of any corrective action you have taken or are in the process of taking, including of the corrected condition.

This letter is not a citation of proposed penalty which, according to the OSHA Act, may be issued only after an inspection or investigation of the workplace. It is our goal to assure that hazards are promptly identified and eliminated. Please take immediate corrective action where needed. We encourage employee participation in investigating and responding to any alleged hazard. If we do not receive a response from you by 1/25/96 indicating that appropriate action has been taken or that no hazard exists and why, and OSHA inspection will be conducted. An inspection may include a review of the following: injury and illness records, hazard communication, personal protective equipment, emergency action or response, bloodborne pathogens, confined space entry, lockout and related safety and health issues.

Please note, however, that OSHA selects for inspection some cases where we have received letters in which employees have indicated satisfactory corrective action. This is to ensure that employers have actually taken the action stated in their letters.

The State of New York offers OSHA consultation services, without charge, to assist in resolving all occupational safety and health issues. The variety of services available or the scheduling of those services may be limited by the consultation project's requirement to give priority to small businesses in high hazard industries and by its backlog. However, you may be able to obtain similar services from your insurance carrier or private consultant in a more timely fashion. To discuss or request the services, call or write your New York consultation project at the following address:

                      New York State Department of Labor
                      Division of Occupational Safety and Health
                      175 Fulton Avenue
                      Hempstead, NY  11550
                      516-485-4408

You are requested to post a copy of this letter where it will be readily accessible for review by all of your employees and return a copy of the signed Certificate of Posting (Attachment A) to this office. Also, you are requested to provide a copy of this letter and your response to it to a representative of any recognized employee union of safety committee if these are at your facility. Failure to do this may result in an on-site inspection. The complainant has been furnished a copy of this letter and will be advised of your response. Section 11(c) of the OSHA Act provides projection for employees against discrimination because of their involvement in protected safety and health related activity.

If you have any questions concerning this matter, please contact the Area Office at the address in the letterhead. Your personal support and interest in the safety and health of your employees is appreciated.

Sincerely,

/s/Anthony J. DeSiervi

Anthony J. DeSiervi
Area Director

Enclosure

AJD:

Noodle Kidoodle, Inc.
105 Price Parkway
Farmingdale, NY  11735





January 25, 1996



U.S. Department of Labor
Occupational Safety and Health
Administration
990 Westbury Road
Westbury, NY  11950

Attn:  Lucy Zurek

RE:  Noodle Kidoodle
     Complaint No. 76949817

Dear Ms. Zurek:

As I advised you during our telephone conversation today, Noodle Kidoodle is in the process of contracting to sell the building at 105 Price Parkway, Farmingdale. The potential buyer hired an environmental company to inspect the building. Since I have not been able to get a commitment as to when the report will be available, I have contacted A.N.S. Environmental to do an inspection for Noodle Kidoodle.

It is my understanding that they will finish their inspection by January 29, 1996 and provide us with a written report shortly thereafter. I will furnish you with the findings and any necessary action plan by February 2, 1996.

Thank you.

Very truly yours,

/s/Charles A. Rollins, Jr.

Charles A. Rollins, Jr.
Vice President

CAR:ak









                            A.N.S.
                       INSULATION CORP.
                Asbestos Abatement Specialist
             Commercial . Industrial . Residential
              (516) 249-5565 . Fax (516) 249-3798


January 29, 1996



Greenman Bros, Inc.
105 Price Parkway
Farmingdale, NY  11735

Attn:  Mr. Charles A. Rollins, Jr.

Re:  105 Price Parkway

We have visually inspected the upper office area at 105 Price
Parkway and to the best of our ability and knowledge, we cannot see any sign of asbestos present. There does not seem to be any potential exposure.

If you have any further questions, please feel free to call.

Sincerely,

/s/Paula Collins

Paula Collins


ll/PC



















SCHEDULE "IV" - Insurance

          111 Dale Street, West Babylon, New York 11704


                      GREENMAN BROS., INC.
                    SCHEDULE OF INSURANCE FOR
               105 PRICE PARKWAY, FARMINGDALE, NY


Policy      Carrier        Coverages                            Policy Period

Property    Arkwright      Building - $8,051,000                7/1/95-7/1/96
                           Machinery & Equipment - $3,810,000
                           Special Form Includes Flood and
                            Earthquake
                           Boiler Coverage Included
                            Deductible $50,000

Comm'l
Gen. Liab.  Fireman's      Limit - $1,000,000 Occurrence        7/1/95-7/1/96
            Fund                   $2,000,000 Aggregate
                                   $2,000,000 Prod./Compl. Ops.

Umbrella    Fidelity &     Limit $10,000,000                    7/1/95-7/1/96
            Casualty of
            NY

Excess      U.S. Fire Ins. Limit $10,000,000 x/s $10,000,000    7/1/95-7/1/96
Liab.       Co.
















